Filed Pursuant to Rule 433 Registration Nos. 333-278184 and 333-278184-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

February 19, 2026

Issuer:	NextEra Energy Capital Holdings, Inc. (“NEE Capital”)

Designations:	Series X Junior Subordinated Debentures due February 26, 2056 (“Series X Junior Subordinated Debentures”)

Series Y Junior Subordinated Debentures due February 26, 2056 (“Series Y Junior Subordinated Debentures” and together with the Series X Junior Subordinated Debentures, the “Junior Subordinated Debentures”)

Ranking:	NEE Capital’s payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of NEE Capital’s Senior Indebtedness, and NextEra Energy, Inc.’s payment obligation under the Junior Subordinated Guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of NextEra Energy, Inc.’s Senior Indebtedness. The Junior Subordinated Debentures and the Junior Subordinated Guarantee will rank equally in right of payment with any Pari Passu Securities.

Registration Format:	SEC Registered

Principal Amount:	Series X Junior Subordinated Debenture: €1,000,000,000 Series Y Junior Subordinated Debenture: €750,000,000

Date of Maturity:	February 26, 2056

Interest Payment Dates:	Annually in arrears on February 26 of each year, beginning February 26, 2027

Coupon Rate:	Series X Junior Subordinated Debentures:

(i) from and including the date of original issuance to but excluding February 26, 2032 (the “Series X Junior Subordinated Debenture First Interest Reset Date”) at an annual rate of 4.200%, (ii) from and including the Series X Junior Subordinated Debenture First Interest Reset Date to but excluding February 26, 2037 (the “Series X Junior

Subordinated Debenture First Step-Up Date”) at an annual rate equal to the Five-Year Swap Rate plus 1.700% (the “Initial Series X Junior Subordinated Debenture Margin”), (iii) during each Series X Junior Subordinated Debenture Interest Reset Period (as defined below) from and including the Series X Junior Subordinated Debenture First Step-Up Date to but excluding February 26, 2052 (the “Series X Junior Subordinated Debenture Second Step-Up Date”), at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Series X Junior Subordinated Debenture Margin plus 0.25%, and (iv) from and including the Series X Junior Subordinated Debenture Second Step-Up Date at an annual rate equal to the Five-Year Swap Rate plus the Initial Series X Junior Subordinated Debenture Margin plus 1.00%. The interest rate on the Series X Junior Subordinated Debentures will reset on the Series X Junior Subordinated Debenture First Interest Reset Date and on each fifth anniversary thereof (each, a “Series X Junior Subordinated Debenture Interest Reset Date”). The period from (and including) a Series X Junior Subordinated Debenture Interest Reset Date to (but excluding) the next Series X Junior Subordinated Debenture Interest Reset Date (or February 26, 2056 with respect to the Series X Junior Subordinated Debenture Interest Reset Date occurring on the Series X Junior Subordinated Debenture Second Step-Up Date) is referred to as a “Series X Junior Subordinated Debenture Interest Reset Period.”

Series Y Junior Subordinated Debentures:

(i) from and including the date of original issuance to but excluding February 26, 2036 (the “Series Y Junior Subordinated Debenture First Interest Reset Date”) at an annual rate of 4.750% and (ii) during each Series Y Junior Subordinated Debenture Interest Reset Period (as defined below) at an annual rate equal to the applicable Five-Year Swap Rate plus 1.993% (the “Initial Series Y Junior Subordinated Debenture Margin”) plus 0.25%. The interest rate on the Series Y Junior Subordinated Debentures will reset on the Series Y Junior Subordinated Debenture First Interest Reset Date and on each fifth anniversary thereof (each, a “Series Y Junior Subordinated Debenture Interest Reset Date”). The period from (and including) a Series Y Junior Subordinated Debenture Interest Reset Date to (but excluding) the next Series Y Junior Subordinated Debenture Interest Reset Date (or February 26, 2056 with respect to the Series Y Junior Subordinated Debenture Interest Reset Date occurring on February 26, 2051) is referred to as a “Series Y Junior Subordinated Debenture Interest Reset Period.”

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Optional Interest Deferral:	NEE Capital may defer interest payments for one or more periods of up to five consecutive years per period.

Stopper:	During any period in which NEE Capital defers interest, neither NEE nor NEE Capital will, and each will cause their majority-owned subsidiaries not to, do any of the following (with limited exceptions) (1) declare or pay any dividend or distribution on NEE’s or NEE Capital’s capital stock, (2) redeem, purchase, acquire or make a liquidation payment with respect to any of NEE’s or NEE Capital’s capital stock, (3) pay any principal, interest or premium on, or repay, repurchase or redeem any of NEE’s or NEE Capital’s debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures of such series or the Junior Subordinated Guarantee of such series (as the case may be), or (4) make any payments with respect to any NEE or NEE Capital guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures of such series or the Junior Subordinated Guarantee of such series (as the case may be).

Price to Public:	Series X Junior Subordinated Debentures: 100.000% of the principal amount thereof Series Y Junior Subordinated Debentures: 100.000% of the principal amount thereof

Listing:	Intend to apply to list on the NYSE; if approved for listing, trading expected to begin within 30 days of issuance.

Mid-Swap Rate:	Series X Junior Subordinated Debentures: 2.500% Series Y Junior Subordinated Debentures: 2.757%

Re-Offer Spread to Mid-Swap Rate / Initial Margin:	Series X Junior Subordinated Debentures: 170.0 basis points Series Y Junior Subordinated Debentures: 199.3 basis points

Benchmark Government Security:	Series X Junior Subordinated Debentures: DBR 0.000% due February 15, 2032 Series Y Junior Subordinated Debentures: DBR 2.900% due February 15, 2036

Benchmark Government Security Yield:	Series X Junior Subordinated Debentures: 2.404% Series Y Junior Subordinated Debentures: 2.748%

Spread to Benchmark Government Security Yield:	Series X Junior Subordinated Debentures: 179.6 basis points Series Y Junior Subordinated Debentures: 200.2 basis points

Reoffer Yield:	Series X Junior Subordinated Debentures: 4.200% Series Y Junior Subordinated Debentures: 4.750%

Optional Redemption:	In whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the applicable First Interest Reset Date (such date, the “First Par Call Date”) and ending on and including the applicable First Interest Reset Date (such period, the “First Par Call Period”) and (ii) after the applicable First Interest Reset Date, on any interest payment date (any such date, together with each date in the First Par Call Period, a “Par Call Date”), at 100% of the principal amount of the Junior Subordinated Debentures being redeemed plus accrued and unpaid interest

Call for Tax Deductibility Event:	In whole but not in part before the First Par Call Date at 101% of the principal amount and on or after the First Par Call Date at 100% of the principal amount, in each case plus accrued and unpaid interest

Call for Rating Agency Event:	In whole but not in part before the First Par Call Date at 101% of the principal amount and on or after the First Par Call Date at 100% of the principal amount, in each case plus accrued and unpaid interest

Call for Tax Withholding Event:	In whole but not in part at 100% of the principal amount plus accrued and unpaid interest

Call for Substantial Repurchase Event:	In whole but not in part at 100% of the principal amount plus accrued and unpaid interest

Call for Tax Credit Event:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (notice may be issued no later than December 31, 2026, for a redemption no less than 30 days nor more than 60 days after notice)

Law:	New York

Trade Date:	February 19, 2026

Settlement Date:*	February 26, 2026 (T+5)

Clearance and Settlement:	Euroclear/Clearstream

Day Count Convention:	Actual/Actual (ICMA)

CUSIP and ISIN Numbers and Common Codes:	Series X Junior Subordinated Debentures:
  CUSIP: 65339K EB2
  ISIN: XS3303019965
  Common Code: 330301996
Series Y Junior Subordinated Debentures:
  CUSIP: 65339K EC0
  ISIN: XS3303020385
Common Code: 330302038

Issuer Legal Entity Identifier:	UMI46YPGBLUE4VGNNT48

Use of Proceeds:	The Issuer will add the net proceeds from the sale of the Junior Subordinated Debentures to its general funds. The Issuer intends to use its general funds to fund investments in energy and power projects and for other general corporate purposes, including the repayment of a portion of the Issuer’s outstanding commercial paper obligations.

Expected Credit Ratings for Junior Subordinated Debentures:**

Moody’s Investors Service Inc.	“Baa2” (stable)
S&P Global Ratings	“BBB” (stable)
Fitch Ratings, Inc.	“BBB” (stable)

Issuer Corporate Credit Ratings:**

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“A-” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

Banco Santander, S.A.

Barclays Bank PLC

Banco Bilbao Vizcaya Argentaria, S.A.

BNP PARIBAS

Merrill Lynch International

Société Générale

Citigroup Global Markets Limited

Commerzbank Aktiengesellschaft

Crédit Agricole Corporate and Investment Bank

ING Bank N.V.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Mizuho International plc

MUFG Securities EMEA plc

PNC Capital Markets LLC

Coöperatieve Rabobank U.A.

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

SMBC Bank International plc

TD Global Finance unlimited company

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

CaixaBank, S.A.

DNB Carnegie, a division of DNB Bank ASA

DZ Financial Markets LLC

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Regions Securities LLC

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Truist Securities, Inc.

Junior Co-Manager:

CAVU Securities LLC

*

It is expected that delivery of the Junior Subordinated Debentures will be made against payment therefor on or about February 26, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures prior to the first business day before delivery of the Junior Subordinated Debentures should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

**

A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “First Interest Reset Date,” “Five-Year Swap Rate,” “Junior Subordinated Guarantee,” “Rating Agency Event,” “Pari Passu Securities,” “Senior Indebtedness,” “Substantial Repurchase Event,” “Tax Credit Event,” “Tax Deductibility Event” and “Tax Withholding Event” have the meanings ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated February 19, 2026.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847; Banco Bilbao Vizcaya Argentaria, S.A. collect at +34 91 537 4305; BNP PARIBAS toll-free at 1-800-854-5674; Banco Santander, S.A. collect at +34 912 572 029; Merrill Lynch International toll-free at 1-800-294-1322; or Société Générale collect at +1 855-881-2108.

MiFID II and UK MiFIR – professionals/ECPs-only / No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.